EXHIBIT 97.1

WATSCO, INC.

EXECUTIVE CLAWBACK POLICY

Approved by the Board of Directors on December 1, 2023 (the “Adoption Date”)

I.	Purpose

This Executive Clawback Policy describes the circumstances under which Covered Persons of Watsco, Inc., a Florida corporation, and any of its direct or indirect subsidiaries (collectively, the “Company”) will be required to repay or return Erroneously-Awarded Compensation to the Company.

This Policy and any terms used in this Policy shall be construed in accordance with all applicable SEC regulations promulgated to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, including, without limitation, Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules adopted by NYSE.

Each Covered Person shall sign an Acknowledgement and Agreement to the Clawback Policy in the form attached hereto as Exhibit A as a condition to his or her participation in any of the Company’s incentive-based compensation programs; provided, that, this Policy shall apply to each Covered Person, irrespective of whether such Covered Person shall have failed, for any reason, to have executed such acknowledgment and agreement.

II.	Definitions

For purposes of this Policy, the following capitalized terms shall have the respective meanings set forth below:

(a)

“Accounting Restatement” means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued consolidated financial restatements that is material to the previously issued consolidated financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued consolidated financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement). Notwithstanding the foregoing, none of the following changes to the Company’s consolidated financial statements represent error corrections and shall not be deemed an Accounting Restatement: (a) retrospective application of a change in accounting principle; (b) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (c) retrospective reclassification due to a discontinued operation; (d) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (e) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

(b)	“Board” means the Board of Directors of the Company.

(c)

“Clawback-Eligible Incentive Compensation” means, in connection with an Accounting Restatement, any Incentive-Based Compensation Received by a Covered Person (regardless of whether such Covered Person was serving at the time that Erroneously-Awarded Compensation is required to be repaid) (i) on or after the NYSE Effective Date, (ii) after beginning service as a Covered Person, (iii) while the Company has a class of securities listed on a national securities exchange or national securities association and (iv) during the Clawback Period.

(d)

“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e)	“Committee” means the Compensation Committee of the Board.

(f)

“Covered Person” means any person who is, or was at any time, during the Clawback Period, an Executive. For the elimination of doubt, Covered Person may include a former Executive who left the Company, retired or transitioned to a non-Executive role (including after serving as an Executive in an interim capacity) during the Clawback Period, and this Policy applies regardless of whether the Covered Person was at fault for an accounting error that resulted in, or contributed to, the Accounting Restatement.

(g)

“Erroneously-Awarded Compensation” means the amount of Clawback-Eligible Incentive Compensation that exceeded the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts set forth in the Accounting Restatement. This amount must be computed without regard to any taxes paid.

(h)

“Executive” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company or is designated by the Company. For the sake of clarity, at a minimum, all persons who are executive officers pursuant to Item 401(b) of Regulation S-K shall be deemed “Executives”.

(i)

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s consolidated financial statements, and all other measures that are derived wholly or in part from such measures, including, without limitation, measures that are “non-GAAP financial measures” for purposes of Exchange Act Regulation G and Item 10(e) of Regulation S-K, as well other measures, metrics and ratios that are not non-GAAP measures. For purposes of this Policy, Financial Reporting Measures shall include stock price and total stockholder return (and any measures that are derived wholly or in part from stock price or total stockholder return). A Financial Reporting Measure need not be presented within the Company’s consolidated financial statements or included in a Company filing with the SEC.

(j)	“Incentive-Based Compensation” has the meaning set forth in Section III below.

(k)	“NYSE” means the New York Stock Exchange.

(l)	“NYSE Effective Date” means October 2, 2023.

(m)	“Policy” means this Executive Clawback Policy, as the same may be amended or restated from time to time.

(n)

“Received” means Incentive-Based Compensation received, or deemed to be received, in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant occurs after such fiscal period.

(o)	“Repayment Agreement” has the meaning set forth in Section V below.

(p)

“Restatement Date” means the earlier of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(q)	“RSAs” means restricted stock awards.

(r)	“RSUs” means restricted stock units.

(s)	“SARs” means stock appreciation rights.

(t)	“SEC” means the U.S. Securities and Exchange Commission.

III.	Incentive-Based Compensation

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

For purposes of this Policy, specific examples of Incentive-Based Compensation include, but are not limited to:

•	Non-equity incentive plan awards that are earned based, wholly or in part, based on satisfaction of a Financial Reporting Measure-based performance goal;

•	Bonuses paid from a “bonus pool,” the size of which is determined, wholly or in part, based on satisfaction of a Financial Reporting Measure-based performance goal;

•	Other cash awards based on satisfaction of a Financial Reporting Measure-based performance goal;

•

Restricted stock, RSUs, performance share units, stock options and SARs that are granted or become vested, wholly or in part, on satisfaction of a Financial Reporting Measure-based performance goal; and

•

Proceeds Received upon the sale of shares acquired through an incentive plan that were granted or vested based, wholly or in part, on satisfaction of a Financial Reporting Measure-based performance goal.

For purposes of this Policy, Incentive-Based Compensation excludes:

•	Base salaries (except with respect to any salary increases earned, wholly or in part, based on satisfaction of a Financial Reporting Measure-based performance goal);

•	Bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure-based performance goal;

•	Bonuses paid solely upon satisfying one or more subjective standards or completion of a specified employment period;

•	Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and

•	Equity awards that vest solely based on the passage of time or satisfaction of one or more non-Financial Reporting Measures.

IV.	Determination and Calculation of Erroneously-Awarded Compensation

In the event of an Accounting Restatement, the Committee shall promptly determine the amount of any Erroneously-Awarded Compensation for each Executive in connection with such Accounting Restatement and shall promptly thereafter provide each Executive with a written notice containing the amount of Erroneously-Awarded Compensation and a demand for repayment, return or forfeiture thereof, as applicable.

(a)

Cash Awards. With respect to cash awards, the Erroneously-Awarded Compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was Received and the amount that should have been Received applying the restated Financial Reporting Measure.

(b)

Cash Awards Paid From Bonus Pools. With respect to cash awards paid from bonus pools, the Erroneously-Awarded Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

(c)

Equity Awards. With respect to equity awards, if the shares, options, RSUs, RSAs, SARs or other equity awards are still held at the time of recovery, the Erroneously-Awarded Compensation is the number of such securities Received in excess of the number that should have been Received applying the restated Financial Reporting Measure (or the value in excess of that number). If the restricted shares, options, RSUs, RSAs, SARs or other equity awards have been exercised, vested, settled, or otherwise been converted into the underlying shares, but the underlying shares have not been sold, the Erroneously-Awarded Compensation is the number of shares underlying the excess shares, options, SARs, RSUs, RSAs or other equity awards (or the value thereof). If the underlying shares have already been sold, then [the Committee shall determine the amount that most reasonably estimates the Erroneously-Awarded Compensation and retain documentation reflecting the estimate analysis and provide to NYSE if deemed appropriate by the Board or requested by NYSE.

(d)

Compensation Based on Stock Price or Total Stockholder Return. For Incentive-Based Compensation based on (or derived from) stock price or total stockholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was Received (in which case, the Committee shall maintain documentation of such determination of that reasonable estimate and provide such documentation to NYSE in accordance with applicable listing standards).

V.	Recovery of Erroneously-Awarded Compensation

Once the Committee has determined the amount of Erroneously-Awarded Compensation recoverable from the applicable Covered Person, the Committee shall take action to recover the Erroneously-Awarded Compensation reasonably promptly. The Company’s obligation to recover Erroneously-Awarded Compensation is not dependent on if or when the restated consolidated financial statements pursuant to the applicable Accounting Restatement are filed with the SEC. Unless otherwise determined by the Committee, the Committee shall pursue the recovery of Erroneously-Awarded Compensation as set forth below:

(a)

Cash Awards. With respect to cash awards, the Committee shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously-Awarded Compensation) or (ii) if approved by the Committee, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time, as determined by the Committee, the Company shall countersign such Repayment Agreement.

(b)

Unvested Equity Awards. With respect to those equity awards that have not yet vested, the Committee shall take such action as is necessary to cancel, or otherwise cause to be forfeited, the awards in the amount of the Erroneously-Awarded Compensation.

(c)

Vested Equity Awards. With respect to those equity awards that have vested or been exercised and the underlying shares have not been sold, the Committee shall take such action as is necessary to cause the Covered Person to deliver and surrender the underlying shares in the amount of the Erroneously-Awarded Compensation.

In the event that the Covered Person has sold the underlying shares, the Committee shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously-Awarded Compensation) or (ii) if approved by the Committee, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time, as determined by the Committee, the Company shall countersign such Repayment Agreement.

(d)

Repayment Agreement. “Repayment Agreement” means a written agreement (in a form reasonably acceptable to the Committee) with the Covered Person that provides for the Covered Person’s repayment of the Erroneously-Awarded Compensation as promptly as possible without unreasonable economic hardship to the Covered Person.

(e)

Effect of Non-Repayment. To the extent that a Covered Person fails to repay all Erroneously-Awarded Compensation to the Company when due (as determined in accordance with this Policy), the Company shall take reasonable and appropriate actions to recover such outstanding Erroneously-Awarded Compensation from the applicable Covered Person. The applicable Covered Person shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously-Awarded Compensation in accordance with the immediately preceding sentence.

The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously-Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to stockholders of delaying recovery. However, in no event may the Company accept an amount that is less than the amount of Erroneously-Awarded Compensation in satisfaction of a Covered Person’s obligations hereunder.

VI.	Discretionary Recovery

Notwithstanding anything herein to the contrary, the Company shall not be required to take action to recover Erroneously-Awarded Compensation if any one of the following conditions are met and the Committee (or in lieu of such a committee, a majority of the independent directors serving on the Board) determines that recovery would be impracticable:

(i)

The direct expenses paid to a third party to assist in enforcing this Policy against a Covered Person would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously-Awarded Compensation, documented such attempts and provided such documentation to NYSE;

(ii)

Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously-Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE; or

(iii)

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

VII.	Reporting and Disclosure Requirements

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable filings required to be made with the SEC.

VIII.	Effective Date

This Policy shall apply to all Incentive-Based Compensation Received on or after the NYSE Effective Date.

IX.	No Indemnification

The Company shall not indemnify any Covered Person against the loss of Erroneously-Awarded Compensation and shall not pay, or reimburse any Covered Persons for premiums, for any insurance policy to fund such Covered Person’s potential recovery obligations.

X.	Administration

The Committee has the sole discretion to administer this Policy and ensure compliance with NYSE listing rules and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith. The Committee shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive.

XI.	Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed. The [Board][Committee] may terminate this Policy at any time. Notwithstanding anything in this Section XI to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed.

XII.	Other Recoupment Rights; No Additional Payments

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement or any other agreement entered into on or after the Adoption Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy; provided, that, his Policy shall apply to all Covered persons irrespective of any such explicit agreement. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other rights under applicable law, regulation or rule, or pursuant to the terms of the clawback policy adopted by the Board on March 25, 2016 or any similar policy in any employment agreement, equity plan, equity award agreement or similar arrangement and any other legal remedies available to the Company. However, this Policy shall not provide for recovery of Incentive-Based Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations.

XIII.	Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A

FORM OF ACKNOWLEDGEMENT AND AGREEMENT

TO THE EXECUTIVE CLAWBACK POLICY

OF WATSCO, INC.

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of Watsco, Inc.’s Executive Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously-Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature

Name

Date